Exhibit 16.1

October 17, 2023

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

We have read the statements of Impact BioMedical, Inc., included in the prospectus under the heading “Change in Auditor,” contained within its Registration Statement on Form S-1 filed on October 17, 2023, and we agree with such statements concerning our firm.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas